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                                                                   Exhibit 10.15



                         IRON CARBIDE OFF-TAKE AGREEMENT


    THIS AGREEMENT dated June 29, 1996 (this "Agreement"), is made by and between QUALITECH STEEL CORPORATION, a Delaware corporation ("Qualitech"), and STEEL DYNAMICS, INC., an Indiana corporation ("Steel Dynamics").

                             PRELIMINARY STATEMENT:

    Steel Dynamics and Qualitech entered into a certain Seed Money Commitment Agreement dated January 5, 1995 which, among other things, provides for Steel Dynamics and Qualitech to negotiate a more detailed agreement relating to the purchase by Steel Dynamics and the sale by Qualitech of iron carbide to be manufactured at a new production facility to be constructed by Qualitech in Corpus Christi, Texas (the "Iron Carbide Plant") planned to have an estimated aggregate annual production capacity of 660,000 metric tonnes (each such tonne consisting of 2,204.62 pounds and hereafter called a "Tonne"). As a result of negotiations pursuant to that provision, the parties are entering into this Agreement.

                                   AGREEMENTS:

    1.  Purchase and Sale Commitments.

        (a)Subject to the terms and conditions of this Agreement, during the period (the "Ramp-up Period") commencing on the Commencement Date (as defined in Section 4) and ending on the later to occur of the last day before the date of Final Acceptance (as defined in the Contract for Supply of Iron Carbide Production Equipment, Processes and Services, dated the date hereof, between Qualitech and Mitsubishi International Corporation, a New York corporation ("Mitsubishi")), or the Sustained Production Date (as defined in Subsection 1(c)), but in no event later than 38 months from the date of this Agreement, Qualitech shall sell to Steel Dynamics, and Steel Dynamics shall purchase from Qualitech, under the terms and conditions set forth in Section 3, 60% of any and all quantities of Product (as defined in Subsection 1(d)) produced by the Iron Carbide Plant.

        (b)Subject to the terms and conditions of this Agreement, during the Ramp-up Period, Steel Dynamics, together with Mitsubishi and OmniSource Corporation, an Indiana corporation ("OmniSource"), pursuant to the Iron Carbide Off-Take Agreements of even date herewith between Qualitech and Mitsubishi and OmniSource, respectively, shall have the option to purchase pro rata from Qualitech up to 45.5%, 12.1% and 18.2%, respectively (the "Option Quantities"), of any and all Product produced by the Iron Carbide Plant during any period of one calendar month or greater in the Ramp-up Period in which Product is produced during that particular period at an annualized rate of 330,000 Tonnes or more, up to 660,000 Tonnes. Qualitech shall be entitled to use the remaining 24.2% of such production for that particular period for its own consumption or other disposition. Qualitech shall notify Steel Dynamics at


* Material has been redacted pursuant to request for Confidential Treatment.


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least 30 days in advance of each such applicable period during the Ramp-Up
Period during which such production rate is reasonably estimated to occur. Steel Dynamic's Option Quantity option shall be exercisable by written notice to Qualitech within 30 days after Steel Dynamic's receipt of Qualitech's notice. If Steel Dynamics exercises such option, such purchase shall be made at the price and pursuant to the terms and conditions set forth in Sections 2 and 3. To the extent that any of Steel Dynamics, Mitsubishi and/or OmniSource does not elect to purchase its respective Option Quantity in its entirety, Qualitech and each of such other parties which has elected to purchase its respective Option Quantity in its entirety shall have the option (exercisable upon reasonable written notice) to purchase from Qualitech and/or use, as the case may be, and Qualitech shall sell to the foregoing parties who exercise such option (the "Electing Parties") quantities of such Product which Steel Dynamics, Mitsubishi and/or OmniSource do not elect to purchase, pro rata in accordance with the respective shares of the Electing Parties. If during the period described herein, production (on an annualized basis) drops below 330,000 Tonnes, the options described herein shall not apply, and Qualitech's disposition of its iron carbide shall revert to that which is otherwise required during the Ramp-Up Period.

        (c)Subject to the terms and conditions of this Agreement, including but not limited to Subsections 1(e), 1(f) and 1(g), commencing on the later to occur of the date of Final Acceptance or the date, after Final Acceptance, on which Qualitech has successfully produced Product for a sustained period of 90 days at the average rate of 41,250 Tonnes per month (the "Sustained Production Date"), but in no event later than 38 months from the date of this Agreement, and continuing during the term of this Agreement, Qualitech shall annually sell to Steel Dynamics, and Steel Dynamics shall annually purchase from Qualitech, quantities of Product produced by the Iron Carbide Plant's initial module, under the terms and conditions contemplated by Section 3, in each Product Year (as defined in subsection 1(d)), determined as annualized rate as follows (prorated for any Product Year that is not a full calendar year) ("Steel Dynamics' Allocable Amount"):

           (1) 55.6% of the first 270,000 Tonnes of Estimated Production (as defined in Subsection 1(e)) for such Product Year, pro rata with Mitsubishi and OmniSource each at the rate of 22.2% pursuant to their respective Iron Carbide Off-Take Agreements of even date herewith; and

           (2) 48.4% of Estimated Production for such Product Year which is greater than 350,000 Tonnes but not in excess of 660,000 Tonnes, pro rata with Qualitech at its rate of 25.8% and with Mitsubishi and OmniSource at their rates of 6.4% and 19.4% pursuant to their respective Iron Carbide Off-Take Agreements of even date herewith.

        Steel Dynamics acknowledges and agrees that Qualitech shall have sole rights to all annualized Estimated Production for each Product Year which is greater than 270,000 Tonnes but not exceeding 350,000 Tonnes.

        (d)As used in this Agreement, the following terms shall have the following meanings:


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           (1) "Product" means iron carbide manufactured by Qualitech at the
Iron Carbide Plant that (i) meets or exceeds the Product Specifications as defined in Exhibit A attached to and made part hereof, all as determined by testing methods prescribed for the Mossbauer analyzer (or any other commercially accepted substantially equivalent analyzer which may be available from time to time) and (ii) is capable of being used or consumed effectively in electric arc furnaces as a scrap substitute product;

           (2) "Product Year" means, initially, the calendar year (or portion thereof) during which the Commencement Date occurs and, thereafter, each calendar year (or portion thereof) during the term of this Agreement;

           (3) "Product Month" means each calendar month (or portion thereof) in any Product Year; and

           (4) "Product Quarter" means a calendar quarter (or portion thereof) in any Product Year.

        (e)Qualitech shall notify Steel Dynamics in writing no less than 90 days in advance of the Commencement Date and no less than .90 days in advance of the beginning of each Product Year of the amount of Product reasonably estimated to be manufactured by Qualitech for the applicable Product Year at the Iron Carbide Plant (including monthly estimates) (the "Estimated Production"). Upon written notice to Steel Dynamics, such estimates may be reasonably revised by Qualitech from time to time during the applicable Product Year, but in no event less than Steel Dynamic's Minimum Allocable Amount (as defined in Subsection 1(g)), as additional relevant production information becomes available, with notice of any such adjustment being given not less than 90 days in advance of the relevant Product Year and 45 days :in advance of any quarterly adjustments. Thereafter, if Qualitech in fact exceeds such revised Estimated Production, Steel Dynamics shall have an option, together with Mitsubishi, OmniSource and Qualitech, exercisable within 30 days after such written notice from Qualitech, to purchase its pro rata portion of such excess, up to Steel Dynamics' Allocable Amount, but shall not be required to do so. For purposes of satisfying Steel Dynamics' purchase obligation described in Subsection 1(c), but not Qualitech's sales obligation, Steel Dynamics shall be deemed to have purchased its full Allocable Amount during any Product Month in which less than the entire Steel Dynamics' Allocable Amount for that Product Month was offered to Steel Dynamics by Qualitech.

        (f)If, after the fifth business day following the close of any Product Month, Steel Dynamics has failed to purchase at least Steel Dynamics' Allocable Amount for such Product Month (to the extent such amount was offered to Steel Dynamics for purchase in accordance with the terms and conditions of this Agreement), then, upon 21 days written notice of its intent to do so, and unless Steel Dynamics effects such purchases within such notice period or its performance is otherwise excused hereunder, Qualitech's sole remedy, exercisable by written notice delivered to Steel Dynamics within 15 days thereafter, shall be to terminate this


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Agreement (it being understood that such failure by Steel Dynamics shall not be further subject to the cure provisions of Section 6). The failure by Qualitech to terminate this Agreement within such 15 day period shall not constitute a waiver of Qualitech's right to terminate for any such future failure by Steel Dynamics. Such notice shall specify the effective date of any such termination (not to be less than 60 days from the date of notice), and upon the effective date thereof this Agreement shall terminate and neither party shall have any further obligations hereunder, except for the performance of prior purchase orders and payment thereunder, and except to the extent any provisions of this Agreement expressly survive termination. Such termination right shall not extend or otherwise affect any other agreement or contract then existing between the parties, except as expressly provided in any such other agreement or contract. If Qualitech fails for any reason to give such termination notice within such 15-day period, this Agreement shall remain in full force and effect.

        (g)Qualitech shall only be entitled to offer less than Steel Dynamics full Allocable Amount and to reduce Steel Dynamic's Product to not less than 37,500 Tonnes of Product per Product Quarter ("Steel Dynamics' Minimum Allocable Amount"), if and as long as such deficiency is not as a result of sales to third parties (other than quantities of Product offered to OmniSource and Mitsubishi) or taken by Qualitech for its own consumption, all as contemplated by this Agreement or as a result of any circumstance described in Section 7(a). If, in any Product Year, Qualitech has not offered to Steel Dynamics for purchase in accordance with the terms and conditions of this Agreement at least (i) 37,500 Tonnes of Product in any Product Quarter of such Product Year (or a prorated amount thereof for any Product Quarter that is not three full calendar months) (the "Quarterly Guarantee"), or (ii) 11,250 Tonnes of Product in any Product Month in such Product Year (or a pro rated part thereof that is not a full month) (the "Monthly Guarantee"), then, upon 21 days advance written notice of its intention to do so, and unless Qualitech provides such product to Steel Dynamics within the notice period or its performance is otherwise excused hereunder, Steel Dynamics' sole remedy, exercisable by written notice delivered to Qualitech within 15 days thereafter, shall be to terminate this Agreement (it being understood that such failure by Qualitech to offer Steel Dynamics the Quarterly Guarantee or the Monthly Guarantee shall not be further subject to the cure provisions of Section 6). The failure by Steel Dynamics to terminate this Agreement within such 15 day period as a result of a failure by Qualitech to offer the Quarterly Guarantee or the Monthly Guarantee shall not constitute a waiver of Steel Dynamics' right to terminate for a future failure by Qualitech to offer to Steel Dynamics the Quarterly Guarantee or the Monthly Guarantee. Such notice shall specify the effective date of any such termination (not to be less than 60 days from the date of notice), and upon the effective date thereof this Agreement shall terminate and neither party shall have any further obligations hereunder, except for the performance of prior purchase orders and payments thereunder, and except to the extent any provisions of this Agreement expressly survive termination. Such termination right shall not extend or otherwise affect any other agreement or contract then existing between the parties, except as expressly provided in any such other agreement or contract. If Steel Dynamics fails for any reason to give such termination notice within such 15-day period, this Agreement shall remain in full force and effect.


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        (h)In the event that Qualitech proposes to increase the Iron Carbide
Plant's production capacity beyond 660,000 Tonnes of Product per Product Year by installing an additional module in addition to the first module, Qualitech shall notify Steel Dynamics at least twelve (12) months prior to the date on which Qualitech is scheduled to commence construction of any such additional module. Thereafter, Steel Dynamics shall have sixty (60) days after the applicable purchase price for such additional Product has been determined as set forth herein and, subject to Section 2, within which to provide Qualitech with written notice of exercise of its option to purchase its pro rata share of such additional Product, not to exceed an additional 300,000 Tonnes per Product Year for the additional module, pursuant to the terms and conditions set forth in this Agreement. If the parties, in good faith, do not agree on such purchase price for any reason on or before the 180th day immediately prior to the date that Qualitech is scheduled to commence construction of the additional module, the establishment of such purchase price shall be resolved by arbitration pursuant to Section 17. The fees and expenses of the arbitration shall be shared by both parties. In no event shall Qualitech be required to construct an additional module regardless of any decision or award by any arbitrator, and no arbitrator shall have any authority to obligate Qualitech to construct an additional module. So long as this Agreement is in effect, either during the initial term or any extension thereof, if Qualitech again at any time or from time to time proposes to increase the Iron Carbide Plant's production capacity by installing a module in addition to the first module as aforesaid, Qualitech and OmniSource shall again pursue the same notification, negotiation, and arbitration procedures set forth and as limited herein.

    2.  Purchase Price.

        (a)The purchase price of Product shall be calculated on a per Tonne basis, f.o.b. the Iron Carbide Plant. Such purchase price shall be determined and fixed in advance for each Product Quarter in which such Product is to be manufactured, subject to adjustments as provided herein; provided that as of the date of this Agreement, and until the later to occur of Final Acceptance or Qualitech's Sustained Production Date, the purchase price shall be $*** per Tonne. After the later to occur of Final Acceptance or Qualitech's Sustained Production Date, such purchase price shall be adjusted and readjusted, upwards or downwards as the case may be, from time to time pursuant to the Adjusted Cost formula, as described in Exhibit B, with a "Floor Price" pursuant to this formula equal to the lesser of (i) $*** per Tonne or (ii) the greater of ***% of the published prior three month rolling average price of "No. 1 Bundles" f.o.b. point of origin or $*** per Tonne, and a "Ceiling Price" pursuant to this formula of $*** per Tonne (regardless of what this formula might otherwise require). If the price of No. 1 Bundles cannot be readily determined despite good faith efforts, the parties agree that Steel Dynamics' purchase prices (excluding freight) for No. 1 Bundles purchased from OmniSource for use at Steel Dynamics' Butler, Indiana mill site shall be used for purposes of determining the Floor Price. Steel Dynamics shall have reasonable rights to audit Qualitech's books and records for the purpose of verifying Qualitech's compliance with the provisions of Exhibit B and the calculations required thereby, and Qualitech shall have reasonable rights to audit Steel Dynamics' purchase records for the purpose of verifying such prices. The Adjusted Cost per


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Tonne for any Product Quarter shall be effective commencing with the second
Product Month within such Product Quarter and shall continue through the last day of the first month of the following Product Quarter and shall be based upon the Adjusted Cost per Tonne, determined in accordance with Exhibit B, for the prior Product Quarter. The effects of any year-end adjustments made for purposes of preparing Qualitech's annual audited financial statements shall be reflected in the second Product Quarter of each Product Year following the Product Year to which such adjustments apply.

        (b)Notwithstanding any purchase price determination made pursuant to Subsection 2(a), and subject always to the Floor Price and Ceiling Price limitations described in Subsection 2(a), Steel Dynamics shall always receive a purchase price per Tonne of Product that is five percent (5%) lower than the lowest purchase price per Tonne of Product, FOB the Iron Carbide Plant, negotiated with any other similarly situated customer of Qualitech (excluding Qualitech and its affiliates, Mitsubishi and OmniSource) purchasing Product of similar quantity, quality and characteristics which is purchased in the same Product Quarter.

        (c)If Steel Dynamics disagrees with any price determination made by Qualitech, Steel Dynamics shall notify Qualitech of such disagreement within 15 days after Qualitech's delivery of the applicable price determination to Steel Dynamics by delivering to Qualitech a written statement setting forth in reasonable detail the particulars of its disagreement. Qualitech and Steel Dynamics shall make reasonable, good faith efforts promptly to resolve any such disagreement(s). Any disagreement(s) with respect to such price determination which cannot be resolved between the parties within 120 days shall be finally resolved, if necessary, by arbitration pursuant to Section 17. The fees and out-of-pocket expenses of such arbitrator shall be shared by both parties.

    3.  Terms of Purchase.

        (a)Steel Dynamics will place orders with Qualitech using Steel Dynamics' standard purchase order form, a copy of which is attached to and made part hereof an Exhibit C, as the same may be reasonably modified from time to time by mutual agreement of the parties, excluding such terms as are inconsistent with this Agreement. Unless otherwise agreed, such orders shall provide for delivery schedules in level amounts during each Product month, plus or minus twenty percent (20%) based upon Steel Dynamics' Allocable Amount. Each purchase and sale of Product shall be completed pursuant to the applicable price determined pursuant to Subsection 1(h) and Section 2, as the case may be, and payment terms shall be net 30 days. Risk of loss with respect to Product shall pass to Steel Dynamics upon delivery by Qualitech to Steel Dynamics or Steel Dynamics' designated carrier at the Iron Carbide Plant, with all necessary shipping and consignment documents properly prepared and delivered, subject, however, to final settlement adjustments based upon Steel Dynamics' delivered weights. If the parties are in dispute over the price determination, the most recently undisputed price shall apply for initial settlement, subject to adjustment after resolution of such dispute.


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        (b)Intentionally omitted.

        (c)Intentionally omitted.

        (d)Each delivery made pursuant to this Agreement shall be deemed a separate sale. Default in any such delivery shall not void or terminate this Agreement with respect to any other delivery made or to be made, nor shall any such default in any delivery entitle Steel Dynamics to reject other deliveries, whether made previously or subsequent thereto.

        (e)In the event that any Product received by Steel Dynamics hereunder does not meet the standards set forth in Exhibit A, or as otherwise required hereunder, Steel Dynamics shall promptly notify Qualitech of such deficiency(ies) (in any event within 90 days after receipt of such Product). if Steel Dynamics does not give Qualitech notice of such deficiency as provided herein, the Product shall be deemed accepted by Steel Dynamics. Irrespective of any prior payment, any such defective Product may be rejected (within such 90-day notice period) and returned by Steel Dynamics, at Qualitech's reasonable expense and risk, which action will not, however, invalidate this Agreement. Any such rejected Product also may be held, at Qualitech's reasonable risk and expense, subject to resolution of such deficiency by any mutual agreement of the parties to an appropriate price reduction or to Qualitech's instruction as to disposition, but shall be subject to replacement only at the option of Steel Dynamics (exercisable in its reasonable discretion). If any such rejected Product has not been paid for and is not replaced, Steel Dynamics shall not pay for such Product. If any such defective Product is replaced, Steel Dynamics shall pay only for the replacement Product. It any such defective Product has been paid for, Qualitech shall refund to Steel Dynamics the purchase price paid therefor within 30 days of Steel Dynamics' notice of such defect(s), except that such payment shall be applied to the extent of the purchase price for any replacement Product. If Steel Dynamics rejects any Product pursuant to this Subsection 3(e) and does not elect replacement thereof, such quantity of Product so rejected without replacement shall be deemed, at Steel Dynamics' election, as having satisfied Steel Dynamics' obligation to place orders and purchase its Allocable Amount or Option Quantity, as the case may be, to the extent of such rejected quantity of Product.

    4. Term of Purchase and Sale Obligations. The purchase and sale obligations under this Agreement shall take effect upon the date on which the Iron Carbide Plant commences production of Product and Steel Dynamics begins to receive Product pursuant to Subsection 1(a) (the "Commencement Date") and shall terminate on the fifth anniversary of the later to occur of the date of Final Acceptance or the Sustained Production Date; provided that Steel Dynamics shall have an option, exercisable by written notice on the later to occur of 120 days prior to the expiration of the initial term or 30 days after the applicable purchase price has been determined pursuant to this Section 4, and subject to
Section 2 (but in no event later than 60 days after the expiration of the initial term), to extend the Agreement for five (5) additional years pursuant to the terms and conditions set forth in this Agreement. If the parties, in good faith, cannot within the period described in this Section 4 agree an such purchase price the establishment of such price shall be resolved by arbitration pursuant to Section 17. The applicable purchase price per


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Tonne of Product in effect from time to time for each Product Quarter during the extended term shall equal the Adjusted Cost per Tonne of Product determined in accordance with Exhibit B as further modified in accordance with this Section 4. In determining the Adjusted Cost per Tonne of Product for each Product Quarter during such extended term, whether through good faith negotiations or by arbitration, the Price Adjustment factors set forth in Sections 1(A) through 1(E) of Exhibit B shall be binding upon the parties and upon any arbitrator, except that the costs per Tonne of Product shown on Annex 1 to Exhibit B regarding f actors 1(B) (depreciation), 1(D) (interest), and 1(E) (return on equity) shall remain constant and shall not be subject to further adjustment by the parties or by any arbitrator, absent mutual agreement by the parties to the contrary. The fees and out-of-pocket expenses of such arbitration shall be shared by both parties.

    5. Notices. All notices required hereunder shall be personally delivered or sent by overnight courier for next business day delivery, certified or registered United States mail, return receipt requested, postage prepaid, or telecopier facsimile. If a notice is personally delivered, it will be conclusively deemed to have been received by a party when so delivered; if sent by overnight courier for next day delivery, on the next business day after deposit thereof with such courier; if sent by certified or registered mail, when delivered or refused for delivery; and if sent by telecopier facsimile, the first business day after receipt. Notices to Qualitech shall be addressed as follows:

                          Qualitech Steel Corporation
                          Baker Building, Suite 700
                          1940 East 6th Street
                          Cleveland, OK 44114
                          Attention:Gordon H. Geiger
                          Facsimile:(216) 344-7506

or to such other person and place as Qualitech may hereafter designate in writing, and notices to Steel Dynamics shall be addressed to it as follows:

                          Steel Dynamics, Inc.
                          4500 County Road 59
                          Butler, Indiana 46721
                          Attention:Mr. Keith E. Busse
                          Facsimile:(219) 868-8005

or to each other person or place as Steel Dynamics may hereafter designate in writing.

    6.  Events of Default and Remedies.

        (a)Events of Default. Each of the following events shall constitute an "Event of Default" by a party hereunder:


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           (1) Except for a failure to purchase described in Subsection 1(f)
(where the sole remedy by Qualitech is termination) the failure of Steel Dynamics to make the payment of any undisputed amount becoming due and payable to Qualitech under this Agreement an the date which such amount becomes due and payable hereunder (after giving effect to all applicable dispute resolution procedures provided under this Agreement with respect to disputed amounts, if any) if such payment is not made within 15 days after the date on which Qualitech gives written notice to Steel Dynamics of its intention to declare a default in respect thereof; or, except for the failure to offer Product for purchase by Steel Dynamics described in Subsection 1(g) (where the sole remedy by Steel Dynamics is termination), the failure by Qualitech to offer to Steel Dynamics any material quantity of Product on the date on which such performance becomes due under Section 3 of this Agreement, if such failure continues 15 days subsequent to written notice to Qualitech by Steel Dynamics of its intention to declare a default in respect thereof;

           (2) The failure of a party to perform or comply in any material respect with any of the terms of this Agreement to be performed or complied with by such party (in addition and supplemental to those referred to in Subsection 6(a)(1) and except as excused pursuant to Section 7) if such failure is not remedied (A) within 30 days after the non-defaulting party shall have given to the other party written notice of such failure, or (B) in the case of any such default which cannot with due diligence be cured within 30 days, but is susceptible to cure without unreasonable effort, within such additional period as may be reasonably required to cure such default (not to exceed 90 days) if such curative action is diligently pursued;

           (3) The making by a party of an assignment for the benefit of its creditors or an admission by a party of its insolvency;

           (4) The filing by or against a party of any petition seeking relief under Title 11 of the United States Code, or the commencement by or against a party of any proceeding with respect to relief under the provisions of any other applicable bankruptcy, insolvency or other similar law of the United States or any State providing for reorganization, wind-up or liquidation or arrangement, composition, extension or adjustment with creditors; provided that no such event shall constitute an Event of Default if it is an involuntary proceeding and is discharged within 60 days of its filing or commencement;

           (5) The appointment of a receiver or trustee for a party or for any substantial part of a party's assets if such receiver or trustee is not discharged within 60 days of appointment; or

           (6) The institution of any proceedings for a dissolution and full or partial liquidation of the party if such proceedings are not dismissed or discharged within 60 days of their commencement.

        (b)Performance Suspension. Upon the occurrence of an Event of Default by Steel Dynamics, Qualitech shall have the right, so long as such Event of Default remains uncured, at any time to suspend its performance under this Agreement by giving written notice of such


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suspension to Steel Dynamics. Such notice shall specify the effective date of any such suspension. Such suspension right shall not extend or otherwise affect any other agreement or contract then existing between the parties, except as expressly provided in any such other agreement or contract.

        Upon the occurrence of an Event of Default by Qualitech, Steel Dynamics shall have the right, so long as such Event of Default remains uncured. at any time to suspend its performance under this Agreement by giving written notice of such suspension to Qualitech. Such notice shall specify the effective date of any such suspension. Such suspension right shall not extend or otherwise affect any other agreement or contract then existing between the parties, except as expressly provided in any such other agreement or contract.

        (c)Reimbursement. Upon the occurrence of an Event of Default, the nondefaulting party shall have, in addition to its other rights and remedies hereunder and under law and at equity (but subject to the limitations set forth in this Agreement), the right to recover from the party in default all reasonable costs and expenses incurred by the nondefaulting party in enforcing its rights and remedies hereunder, including reasonable attorneys' fees. The termination of this Agreement by either party by reason of default by the other party, as aforesaid, shall not relieve either party of any of its obligations accrued under this Agreement before the effective date of such termination.

    7.  Force Majeure.

        (a)Any other provision of this Agreement to the contrary notwithstanding, neither party shall be liable to the other party for any loss or damage incurred by such other party, nor shall such other party have any right to terminate this Agreement, by reason of any default or delay at any time in such party's performance of this Agreement caused by reason of any occurrence or cause beyond the reasonable control of such party, including, but not limited to, any: (i) labor dispute, work stoppage, slowdown or strike, widespread material shortage, blockade or embargo; (ii) flood, fire, earthquake, explosion, casualty, act of God, accident, war, revolution, civil commotion, act of a public enemy; (iii) injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government; (iv) electricity, gas or other utilities outages; (v) unforeseen equipment failure; or (vi) unforeseen emergency shutdown. Such events shall be equally applicable to Steel Dynamics as purchaser hereunder, wherein its ability to consume the Product has been materially adversely affected by the force majeure, as to Qualitech as seller hereunder, wherein its ability to manufacture the Product has been materially adversely affected by the force majeure. If any such event shall occur, or if circumstances create a reasonable probability that such an event will occur, the party wishing to invoke this provision shall promptly notify the other party of the same, providing such information as is reasonably available relative to the event, and use all reasonable efforts to resume its performance hereunder as quickly as reasonably practicable if such performance is so delayed or interrupted.


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        (b)In the event that Qualitech is excused from performing pursuant to
Subsection 7(a), Steel Dynamics shall be entitled to make other arrangements to satisfy its requirements for Product during the reasonably anticipated period of Qualitech's inability to perform. In the event that Steel Dynamics is excused from performing pursuant to Subsection 7(a), Qualitech shall be entitled to make other arrangements to dispose of Product ordered by Steel Dynamics for production and/or delivery during the reasonably anticipated period of Steel Dynamics' inability to perform. Product purchased by Steel Dynamics from other suppliers, and Product sold to other purchasers by Qualitech, pursuant to reasonable arrangements made during, or in anticipation of, the other party's inability to perform shall be counted in determining satisfaction of the purchase and sale obligations of the parties pursuant to this Agreement. The term of this Agreement shall be extended for a period equivalent to the aggregate of all periods during which performance is excused by virtue of this
Section 7.

    8. Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, and the parties consent to the jurisdiction of the State of Indiana, any and all objections to venue being waived. This Agreement (including the exhibits hereto) embodies the entire agreement and understanding between Qualitech and Steel Dynamics with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to the subject matter of this Agreement.

    9. Waivers; Modifications, No waiver or modification of any provision of this Agreement shall be effective against either party hereto unless it is set forth in a writing signed by both parties. No waiver of any breach of any provision hereof shall be deemed a waiver of any other breach of the same provision or of any other provision hereof, unless expressly so stated in the writing setting forth such waiver.

    10. Assignment. Except as specifically provided in this Section 10, neither party may assign any of its rights or delegate any of its duties under this Agreement without first obtaining the prior written consent of the other party, which consent will not be reasonably conditioned, delayed or withheld. Notwithstanding the foregoing and provided that the assigning or transferring party notifies the other party at least 60 days prior to the effective date of the assignment or transfer, (a) Steel Dynamics shall have the right, without Qualitech's consent, to assign or transfer this Agreement or all the benefits and obligations hereof to any entity directly or indirectly controlling, controlled by or under common control with Steel Dynamics (a "Steel Dynamics Affiliate"), provided that Steel Dynamics will remain fully liable hereunder unless there is no genuine question of the ability of such Steel Dynamics Affiliate to perform Steel Dynamics' obligations under this Agreement, and (b) Qualitech shall have the right, without Steel Dynamics' consent, to assign or transfer this Agreement or all of the benefits and obligations hereof (i) as collateral security for its obligations to its lenders (without, in the case of this clause (b)(i), notifying Steel Dynamics prior to the effective date of the assignment), (ii) to any entity directly or indirectly controlling, controlled by or under common control with Qualitech, provided that the net worth of such entity is not materially less than the net worth of

Qualitech on the date of this Agreement or there is no genuine question of the ability of such transferee to perform Qualitech's obligations under this Agreement, or (iii) to an entity that acquires all or substantially all of the stock or assets of Qualitech. regardless of the form or structure of the transaction (including but not limited to any merger), provided that the net worth of such transferee is not materially less than the net worth of Qualitech on the date of this Agreement or there is no genuine question of the ability of such transferee to perform its obligations under this Agreement; provided, that any transferee permitted pursuant to clauses b(ii) and b(iii) above shall execute a written instrument agreeing to be bound by all of the future obligations (and past obligations unless the transferor remains fully liable for such past obligations and is able to satisfy such obligations out of its remaining assets and or proceeds of the transfer.

    11. Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

    12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    14. Assistance. Qualitech does hereby agree to render reasonable assistance to Steel Dynamics in connection with its training and/or use of the Product.

    15. WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY EITHER PARTY OR ANY SUCCESSOR OR ASSIGN OF SUCH PARTY WITH RESPECT TO THIS AGREEMENT OR WHICH IN ANY WAY RELATES, DIRECTLY OR INDIRECTLY, TO THE OBLIGATIONS UNDER THIS AGREEMENT, OR THE DEALINGS OF THE PARTIES WITH RESPECT THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS PROVISION IS A SPECIFIC AND MATERIAL ASPECT OF THE AGREEMENT ]BETWEEN THE PARTIES AND THAT THEY WOULD NOT HAVE ENTERED INTO THIS TRANSACTION IF THIS PROVISION WERE NOT PART OF THEIR AGREEMENT.

    16. Computing Time Periods. All time periods provided for in this Agreement shall be based on calendar days; provided that if any such time period ends on a day other than a business day, the time period shall be extended to the next business day, or if any payment becomes due on a day that in not a business day, such payment may be made on the next succeeding business day. For purposes of this Agreement, the term "business day" means any day excluding Saturday, Sunday and any other full day on which banks are required or authorized to close in the State of Texas.

    17. Arbitration. Provided that there is no other legal or other proceeding then pending under or with respect to this Agreement in which the same could be resolved, all disputes with respect to the determination of any purchase price of Product pursuant to Section 1(h), 2 and 4 which cannot be resolved by the parties pursuant to the provisions of Subsection 2(c) shall be finally settled by arbitration as provided in this Section 17, subject to requirements and limitations set forth in such Section 1(h), 2 and 4, as the case may be. Either party may initiate arbitration hereunder upon written notice of the other party. If the parties are unable within 15 days of such notice to agree on a single, independent arbitrator experienced in arbitrating matters similar to those which may be at issue, the parties shall seek appointment of such arbitrator, or, if any party so prefers, a panel of three (3) arbitrators, one each to be selected by each of the parties, and the third, if not selected by agreement of the other two, to be appointed by the American Arbitration Association in accordance with its expedited rules. Such arbitration shall be held in alternating locations of Qualitech's home offices, and Steel Dynamics' home offices commencing with Qualitech's home office, unless another place shall be mutually agreed upon by the parties. The controlling rules shall be the Commercial Arbitration Rules of the American Arbitration Association. Neither party shall suspend performance of this Agreement solely by reason of reference of a dispute to arbitration. The award rendered by the arbitrator shall be final, subject to the limitations set forth in Sections 1(h) and 4, and judgment may be entered upon in accordance with applicable law in any court having jurisdiction thereof. The award shall also indicate how to distribute arbitrator's fees and arbitration expenses between the parties based on the provisions of Subsection 2(c).

    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above given.


                                        QUALITECH STEEL CORPORATION

                                            /s/ Gordon H. Geiger

                                        By: ____________________________________
                                            Gordon H. Geiger, Chairman
                                            and Chief Executive Officer


                                        STEEL DYNAMICS, INC.

                                            /s/ Tracy Shellabarger

                                        By: ____________________________________
                                            Tracy Shellabarger
                                            Vice President

                                                                       EXHIBIT A


                                PRODUCT STANDARDS

    Product will be granular, free-flowing material with particle size under 2 mm and not more than 10% less than .10 mm and shall conform to the following chemical composition by weight:

Constituent                    % By Weight
                               -----------
Total Fe Min                       88.7

Carbon (as Fe(3)C) min                5.7

Gangue max                          3.3

Fe(3)C min                           85.0

FeO max                             8.0

                                                                       EXHIBIT B

                                PRICE ADJUSTMENTS


    1. Adjusted Cost. For purposes of this Exhibit B, "Adjusted Costs" per Tonne for Product (all subject to audit by Steel Dynamics) manufactured during any Product Quarter shall be the sum of the following:

    (A) Qualitech's inventoriable costs (including iron ore, iron ore transportation, iron ore agent feet, natural gas, hydrogen, electricity, maintenance, water, operating labor and benefits, supervision payroll and benefits, chemical and laboratory supplies, training, property taxes, insurance, iron carbide technology license royalty, materials handling, rent, operating lease expense, and general and administrative expense directly related to the Iron Carbide Plant) divided by the Iron Carbide Plant Tonneage (as defined below) to yield the applicable cost per Tonne of such Product for the Product Quarter in which such Product is manufactured at the Iron Carbide Plant, determined according to Qualitech GAAP (as defined below) in all respects, except that (i) the first-in, first-out method shall be used, (ii) depreciation of property, plant and equipment shall be excluded and (iii) amortization of capitalized financing costs and capitalized start-up costs shall be excluded;

    (B) A depreciation charge for each Product Quarter equal to (i) the Iron Carbide Plant PP&E Costs (as defined below) depreciated over an average life of ** years on the straight line basis divided by (ii) the Iron Carbide Plant Tonneage (as defined below) for such Product Quarter;

    (C) An amortization charge for each Product Quarter equal to (i) the Iron Carbide Plant Capitalization Start-Up and Financing Costs (as defined below) amortized over an average life of ** years on the straight line basis divided by (ii) the Iron Carbide Plant Tonneage for such Product Quarter;

    (D) An interest charge for each Product Quarter equal to (i) the Iron Carbide Plant Interest Expense (as defined below) divided by (ii) the Iron Carbide Plant Tonneage for such Product Quarter;

    (E) An amount of $**.** per Tonne of Product.

    2. Defined Terms. The capitalized terms used in this Exhibit B have the following meanings:

    (A) "Iron Carbide Plant Tonneage" means, with respect to the applicable Product Quarter during which any Product is manufactured the greater of 165,000 Tonnes of Product of actual Tonnes of Product manufactured at the Iron Carbide Plant for such Product Quarter.

* Material has been redacted pursuant to request for Confidential Treatment.

    (B) "Iron Carbide Plant PP&E Costs" means the total of all costs of property, plant and equipment (before depreciation) determined in accordance with Qualitech GAAP attributable to the Iron Carbide Plant. The Iron Carbide Plant PP&E costs will be calculated as of the Commencement Date.

    (C) "Qualitech GAAP" means generally accepted accounting principles applied on a basis consistent with prior periods without regard to materiality as used by Qualitech in preparing financial statements to its shareholders.

    (D) "Iron Carbide Plant Capitalized Start-Up and Financing Costs" means the amount of $12,115.00.

    (E) "Iron Carbide Plant Interest Expense" means $8,110,055, which amount shall be adjusted by Qualitech within 90 days after the Commencement Date by multiplying $8,110,055 by a fraction, the numerator of which is (x) Qualitech's Iron Carbide Plant PP&E Costs and the denominator of which is
    (y) $111,817,000.

                                    EXHIBIT C

                             FORM OF PURCHASE ORDER

                                                            Annex 1 to Exhibit B

                                PRICE ADJUSTMENTS

        1. Adjusted Cost. For purposes of this Annex 1 to Exhibit B, the following costs per Tonne of Product (all subject to audit by Steel Dynamics) manufactured during any Product Quarter shall remain constant during the initial and extended terms of this Agreement:

        (A)Intentionally omitted.

        (B)A depreciation charge of each Product Quarter equal to (i) the Iron Carbide Plant PP&E Costs (as defined below) depreciated over an average life of 25 years on the straight line basis divided by (ii) the Iron Carbide Plant Tonneage (as defined below (for such Product Quarter;

        (C)Intentionally omitted.

        (D)An interest charge for each Product Quarter equal to (i) the Iron Carbide Plant Interest Expense (as defined below) divided by (ii) the Iron Carbide Plant Tonneage for such Product Quarter;

        (E)An amount of $**.** per Tonne of Product.

        2. Defined Terms. The capitalized terms used in this Annex 1 to Exhibit B have the following meanings:

        (A)"Iron Carbide Plant Tonneage" means, with respect to the applicable Product Quarter during which any Product is manufactured, the greater of 165,000 Tonnes of Product or actual Tonnes of Product manufactured at the Iron Carbide Plant for such Product Quarter.

        (B)"Iron Carbide Plant PP&E Costs" means the total of all costs of property, plant and equipment (before depreciation) determined in accordance with Qualitech GAAP attributable to the Iron Carbide Plant. The Iron Carbide Plant PP&E Costs will be calculated as of the Commencement Date.

        (C)"Qualitech GAAP" means generally accepted accounting principles applied on a basis consistent with prior periods without regard to materiality as used by Qualitech in preparing financial statements to its shareholders.

* Material has been redacted pursuant to request for Confidential Treatment.




                                Page 1 of Annex 1

        (D)"Iron Carbide Plant Interest Expense" means $8,110,055, which amount shall be adjusted by Qualitech within 90 days after the Commencement Date by multiplying $8,110,055 by a fraction, the numerator of which is
        (x) Qualitech's Iron Carbide Plant PP&E Costs and the denominator of which is (y) $111,817,000.


                               Page 2 of Annex 1